UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/19/2012

Kansas City Southern de Mexico, S.A. de C.V.
(Exact name of registrant as specified in its charter)

Commission File Number:  333-08322

Mexico	N/A
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Montes Urales 625
Lomas de Chapultepec
11000 Mexico, D.F.
Mexico
(Address of principal executive offices, including zip code)

+ (5255) 9178-5836
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure

On April 19, 2012, Kansas City Southern de Mexico, S.A. de C.V. ("KCSM"), a wholly-owned subsidiary of Kansas City Southern ("KCS"), presented for ratification a labor agreement between KCSM and the Sindicato de Trabajadores Ferrocarrileros de la Republica Mexicana ("Mexican Railroad Union") before the Mexican Junta Federal de Conciliacion y Arbitraje ("Federal Labor Board of Conciliation and Arbitration"), which the Federal Labor Board of Conciliation and Arbitration ratified. This labor agreement finalized compensation terms for the period from July 1, 2012 through June 30, 2013, and also contains terms that enable KCS to complete an organizational restructuring whereby all employees of KCSM will become employees of KCSM Servicios, S.A. de C.V. ("KCSM Servicios"), a wholly-owned subsidiary of KCS. KCSM Servicios will provide employee services to KCSM, and KCSM will pay KCSM Servicios market-based rates for these services. The effective date of this organizational restructuring is expected to be in the second quarter of 2012.

Mexican employees are statutorily entitled to receive Participacion de los Trabajadores en las Utilidades (Mexican Statutory Profit Sharing). The related cash payment to employees is based on an employer's net profit determined under accounting principles prescribed in Mexican law, rather than its net profit determined under U.S. generally accepted accounting principles. U.S. generally accepted accounting principles require the recording of deferred liabilities or assets for financial reporting purposes on the differences between the amounts determined under the two different accounting principles.

As a result of the organizational restructuring, KCSM's obligation to pay Mexican Statutory Profit Sharing will terminate on the effective date. Accordingly, in the second quarter of 2012, KCSM will eliminate a related net deferred liability, resulting in approximately a cumulative $40 million pre-tax, non-cash reduction in operating expense. In addition, KCSM will record a $7 million pre-tax, non-cash reversal of deferred Mexican Statutory Profit Sharing expense included in Compensation and Benefits in the first quarter of 2012.

KCSM Servicios will become obligated to pay Mexican Statutory Profit Sharing to its employees on the effective date of the organizational restructuring. On an annualized basis, the combined total of Mexican Statutory Profit Sharing cash payments and related cash payments made to union employees will increase by an average of approximately 37% per union employee compared to payments previously made by KCSM. Further, the labor agreement is expected to reduce variability for both KCSM Servicios and union employees regarding the level of future cash payments.

On an ongoing basis, due to the nature of KCSM Servicios' operations, differences between KCSM Servicios' net profit determined under accounting principles prescribed in Mexican law and net profit determined under U.S. generally accepted accounting principles are not expected to be significant, and market rates charged by KCSM Servicios to KCSM will not include any significant net deferred Mexican Statutory Profit Sharing expense.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kansas City Southern de Mexico, S.A. de C.V.

Date: April 19, 2012	By:	/s/ Michael W. Upchurch
Michael W. Upchurch
Chief Financial Officer (Principal Financial Officer)